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                                                                      Exhibit 12

                        TEXAS EASTERN TRANSMISSION, LP

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in Millions)
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                                                         Year Ended December 31,
                                           --------------------------------------------------
                                            2000       1999       1998       1997       1996
                                           ------     ------     ------     ------     ------
Earnings Before Income Taxes..........     $ 317      $ 315      $ 288      $ 233      $ 209
Fixed Charges.........................       103        109        112        115        119
                                           ------    ------     ------     ------     ------
     Total............................     $ 420      $ 424      $ 400      $ 348      $ 328
                                           ======    ======     ======     ======     ======
Fixed Charges
     Interest on debt.................     $ 101      $ 107      $ 111      $ 112      $ 116
     Interest component of rentals....         2          2          1          3          3
                                           ------     ------     ------     ------     ------
        Fixed Charges.................     $ 103      $ 109      $ 112      $ 115      $ 119
                                           ======     ======     ======     ======     ======
Ratio of Earnings to Fixed Charges....       4.1        3.9        3.6        3.0        2.8
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